Annex “A” to deed rep. no.

STATUTES

Article 1

Name

1.1 The Company is named:

“HELON S.P.A.”

Article 2

Headquarters

2.1 The Company has its registered office in Milan.

The Administrative Body has the power to establish elsewhere administrative offices, branch offices, establishments, branches, warehouses, agencies, representative offices and to suppress them.

Article 3

Object

3.1 The company’s object is:

- The study, research, conception, design, realization and edition, including on behalf of third parties of software and products and/or services with high technological value including, within the scope of this object, the realization, management and marketing of video game software;

- the development of all technology necessary and functional to enable the effective participation of users in the video games used, including the creation and distribution of applications that enable the enjoyment of video games made and/or distributed by the company;

- the marketing and management of all platforms necessary for users’ participation in video games;

- the creation, design, development, distribution, marketing and licensing of software products, program and application packages and related instructional materials;

- the management of web portals;

- the provision of hosting and application services;

- the management of databases, data mining and data processing;

- the management of hardware and housing facilities and equipment.

For the purposes of the pursuit of the corporate purpose, the Company may in an instrumental manner, and in any case in full compliance with legal regulations, carry out real estate, securities, financial, commercial and industrial transactions and all necessary activities that are deemed necessary, useful or appropriate for the achievement of the corporate purpose, as well as carry out anything that is related, even indirectly, to the corporate purpose and is in any case deemed useful for its realization, consequently performing all acts and concluding all contractual transactions necessary or useful for the realization of the company’s purposes and activities.

The collection of savings from the public and any other activity prohibited by law or subject to special authorization remains strictly excluded.

Financial activities as mentioned above may be carried out not towards the public and with the exclusion of the character of professionalism.

All activities envisaged as the object of the Company will be carried out within the limits provided by and in compliance with the laws and regulations, including those in force from time to time.

In any case with prohibition to carry out the activities reserved by law and in particular the activities reserved for companies as per the Banking Consolidation Act and the Financial Intermediation Consolidation Act (Legislative Decree No. 385 of 1/9/1993 and Legislative Decree No. 58 of 24/2/1998 and subsequent additions or amendments).

Article 4

Duration

4.1 The duration of the Company is established until December 31 (thirty-one) 2060 (two thousand sixty) and may be extended in accordance with the law.

 Article 5

Domicile

5.1 The domicile of the shareholders, directors, auditors, and the statutory auditor, for their relations with the Company, shall be as shown in the Company’s books.

Article 6

Capital and shares

6.1 The share capital is Euro 50,000.00 (fifty thousand/00) and is divided into 50,000 (fifty thousand) shares with a par value of Euro 1.00 (one/00) each.

The shares are dematerialized and are entered into the centralized management system as regulated and provided for by Legislative Decree No. 58 of February 24, 1998, as amended and supplemented.

Article 7

Financial Instruments

7.1 The Company may issue financial instruments provided with equity rights or administrative rights, excluding the right to vote in the general meeting of shareholders.

Article 8

Bonds

8.1 The Company may issue non-convertible bonds by a resolution passed by the General Meeting of Shareholders with the majorities required by these bylaws for the extraordinary general meeting, pursuant to Article 2410 of the Civil Code, and bonds convertible into shares by a resolution passed by the extraordinary general meeting, pursuant to Article 2420-bis of the Civil Code.

8.2 Bondholders may choose a common representative.

The provisions of Article 2415 of the Civil Code apply to the bondholders’ meeting.

Article 9

Financing

9.1 The Company may acquire payments and financing from shareholders in compliance with the regulations in force from time to time, with particular reference to those regulating the collection of savings from the public.

Article 10

Transfer of shares

10.1 Shares are freely transferable.

10.1.2 The term “transfer by deed between living persons” shall be understood to include all acts of alienation, in the broadest sense of the term and thus, in addition to sale, purely by way of example, contracts of exchange, contribution, gift in payment, transfer of trust mandate and donation.

10.1.3 Shares are freely transferable by inheritance upon death in favor of relatives in the direct line.

Article 11

Withdrawal

11.1 The right of withdrawal shall be in the cases and in the manner provided by law

Article 12

Powers of the shareholders’ meeting

12.1 The ordinary shareholders’ meeting shall deliberate on matters reserved for it, namely:

* approves the budget;

*appoints and removes directors also by appointing new directors in addition to those already in office at the time of the resolution of appointment within, in any case, the maximum number provided for in the bylaws. The directors so appointed shall expire together with the expiration of the directors in office at the time of their appointment;

* appoints the auditors and the chairman of the board of auditors and, when provided for, the person entrusted with the statutory audit of the accounts;

* determines the remuneration of directors and auditors, if it is not established in the bylaws;

* decides on the responsibilities of directors and auditors;

* decides on other matters assigned by law to the competence of the shareholders’ meeting, as well as on any authorizations required by the bylaws for the performance of acts of the directors; without prejudice, in any case, to the responsibility of the directors for the acts performed;

* approves any regulations for the proceedings of the shareholders’ meeting.

12.2 The extraordinary meeting is responsible for:

a. amendments to the bylaws;

b. the appointment, replacement and determination of the powers of the liquidators;

c. other matters assigned to it by law and these bylaws.

Article 13

Convocation of the assembly

13.1 The shareholders’ meeting must be convened by the administrative body at least once a year within 120 (one hundred and twenty) days from the end of the fiscal year or within the longer term if the conditions of the law are met.

13.2 The meeting may also be convened outside the municipality in which the registered office is located as long as it is in a member state of the European Union.

13.3 The meeting is convened, at the choice of the competent body:

- by notice communicated to the members by registered letter with return receipt, anticipated by fax or e-mail or by other means that guarantee proof of receipt, to be sent at least eight days before the date set for the meeting;

- by publication, fifteen days before the meeting, in the Official Gazette of the Italian Republic.

13.4 Even in the absence of formal convocation, the meeting shall be deemed regularly constituted when the entire share capital is represented and the majority of the members of the administrative body and the members of the control body attend the meeting.

Article 14

Ordinary shareholders’ meeting: determination of quorums

14.1 An ordinary shareholders’ meeting in first call is duly constituted with the attendance of as many shareholders as represent at least half of the share capital.

14.2 The ordinary meeting in second call is duly constituted whatever portion of the share capital is represented.

14.3 The ordinary meeting, in first and second call, passes resolutions by the affirmative vote of the absolute majority of those present.

However, a resolution waiving or settling a liability action against the directors shall not be deemed to have been passed if it is found to have the vote against by at least one-fifth of the share capital.

Article 15

Extraordinary shareholders’ meeting: determination of quorums

15.1 An extraordinary meeting in first call is duly constituted and passes resolutions with the affirmative vote of more than half of the share capital.

15.2 In second call, the extraordinary shareholders’ meeting is validly constituted with the attendance of as many shareholders as represent more than one-third of the share capital, and resolves with the favorable vote of at least two-thirds of the capital represented at the meeting.

However, the affirmative vote of as many members representing more than one-third of the share capital is required for resolutions pertaining to:

a. the change of corporate purpose;

b. the transformation;

c. early dissolution;

d. the extension of the duration;

e. the revocation of the state of liquidation;

f. the transfer of the registered office abroad;

g. the issuance of preferred shares.

Article 16

Entitlement to attend shareholders’ meetings

16.1 The right to attend the shareholders’ meeting and exercise voting rights are governed by Article 2370 Paragraph V of the Civil Code.

16.2 Without prejudice to the prohibitions set forth in Article 2372 of the Civil Code, shareholders may also participate in shareholders’ meetings through proxies.

16.3 The company may request, at any time and at its own expense, from the intermediaries, through the centralized management company, the number of shares registered in the accounts in the shareholders’ names.

16.4 Entitlement to exercise the company’s rights derives from the intermediary’s fulfillment of the account entry made in compliance with the relevant regulations.

The company will update the shareholder register in accordance with the notices and reports made by the intermediaries and the centralized management company, indicating the dates to which the entries on the intermediaries’ accounts refer.

Article 17

Chairman and secretary of the shareholders’ meeting

17.1 The shareholders’ meeting shall be chaired by the chairman of the board of directors or the sole director; in case of their absence or impediment, by the person designated by those present.

17.2 The meeting appoints a secretary who may also be a nonmember and, if necessary, one or more tellers who may also be nonmembers. The assistance of the secretary is not necessary if the minutes are taken by a notary public.

17.3 It shall be the duty of the chairman of the meeting to ascertain that the meeting has been duly constituted, to ascertain the identity and legitimacy of those present, to regulate the proceedings of the meeting, and to ascertain and proclaim the results of voting.

17.4 Regarding the discipline of the meeting proceedings, the order of interventions, and the manner of dealing with the agenda, the chairman has the power to propose procedures, but these may be changed by a vote of the absolute majority of those entitled to vote.

Article 18

Assembly proceedings

18.1 The shareholders’ meeting shall be conducted in such a manner that all those entitled to participate in the meeting can become aware of the events in real time, freely form their own convictions, and freely and promptly cast their votes. The manner in which the meeting is held may not conflict with the requirements of proper and complete recording of the proceedings.

18.2 It is possible to hold the meetings of the assembly, with participants located in several places, contiguous or distant, audio/video connected, and this is subject to the following conditions, which must be noted in the relevant minutes:

- That the Chairman and the Secretary of the meeting are present in the same place, who will provide for the formation and signing of the minutes;

- that it is possible for the Chairman of the meeting to ascertain the identity and legitimacy of those present, regulate the conduct of the meeting, and ascertain and proclaim the results of the vote;

- That it is possible for the person taking the minutes to adequately perceive the meeting events being recorded;

- That those present are allowed to participate in the discussion and simultaneous voting on the items on the agenda, as well as to view, receive or transmit documents;

- that the notice of the meeting (except in the case of a total meeting) indicates the audio/video connected places by the company, in which the participants may attend, the meeting being deemed to have been held in the place where the Chairman and the person taking the minutes will be present; furthermore, as many attendance sheets must be prepared as there are audio/video connected places in which the meeting is held.

18.3 Secret voting is not permitted. A vote that cannot be traced back to a member is an uncast vote.

Article 19

Annulment of meeting resolutions

19.1 An action for the annulment of resolutions may be brought by the administrative body, the supervisory body, or absent, dissenting or abstaining shareholders, when they own, even jointly, 5% (five percent) of the share capital having the right to vote with reference to the resolution that can be challenged.

Article 20

Competence and powers of the administrative body

20.1 The administrative body has all powers for the ordinary and extraordinary management of the company, subject to the need for specific authorization in cases required by law.

Article 21

Composition of the administrative body

21.1 The company shall be administered by a sole director or a board of directors consisting of a minimum of 2 (two) up to a maximum of 5 (five).

Article 22

Appointment and replacement of the administrative body

22.1 It is up to the ordinary shareholders’ meeting to determine the number of members of the administrative body and to appoint them.

22.2 The directors shall hold office for the period established at their appointment and in any case not more than 3 (three) fiscal years and may be re-elected. Their term of office shall expire on the date of the shareholders’ meeting convened to approve the financial statements for the last fiscal year of their term of office.

22.3 If one or more directors leave office during the fiscal year, the others shall replace them by a resolution approved by the board of auditors, provided that the majority always consists of directors appointed by the shareholders’ meeting. Directors so appointed shall hold office until the next shareholders’ meeting.

Directors so appointed expire together with those in office at the time of their appointment.

If the majority, in the case of an odd number, and half in the case of an even number, of the directors appointed by the shareholders’ meeting is lost, the entire board shall cease to exist.

In such a case, the shareholders’ meeting for the appointment of the new board shall be called urgently by the board of auditors, which may carry out the acts of ordinary administration in the meantime.

22.4 In the event that the sole director or all directors cease to hold office, the meeting to appoint the director or the entire board shall be urgently convened by the board of auditors, which may carry out acts of ordinary administration in the meantime.

22.5 Failure to meet the legal requirements constitutes cause for the director’s disqualification.

Article 23

Chairman of the board of directors

23.1 The board of directors shall, at the first meeting following its appointment, elect a chairman from among its members, if the shareholders’ meeting has not done so.

23.2 The chairman of the board of directors shall convene the board of directors, set its agenda, coordinate its work, and ensure that adequate information on the matters on the agenda is provided to all directors.

Article 24

Delegated bodies

24.1 The board of directors may delegate, within the limits of the law, part of its powers to one or more of its members, determining their powers and remuneration.

24.2 The board may also provide for the establishment of an executive committee of which the chairman, in addition to the directors appointed to serve on it, as well as all directors with delegated powers are members by right.

The rules provided for the board of directors apply to the convening, constitution and operation of the executive committee; resolutions are passed by a majority vote of those present and voting.

24.3 In any case, the board shall have the power to supervise and to call upon itself the operations covered by the delegation of authority, as well as the power to revoke delegations of authority.

24.4 The powers referred to in Article 2381, paragraph four of the Civil Code cannot be assigned to the delegated bodies.

24.5 The administrative body may appoint general managers, determining their powers.

24.6 The delegated bodies, if appointed, shall ensure that the organizational, administrative and accounting structure is appropriate to the nature and size of the enterprise and shall report to the board of directors and the board of auditors, with the periodicity required by the law, on the general operating performance and its foreseeable development, as well as on the most significant transactions, due to their size or characteristics, carried out by the company or its subsidiaries.

Article 25

Resolutions of the board of directors

25.1 The board meets at the place indicated in the notice of meeting, at the registered office or elsewhere, as often as deemed necessary by the chairman, the board of auditors, or even by only one of the directors.

25.2 The convocation shall be made at least 5 (five) days before the meeting by letter to be sent by fax, telegram, or e-mail (sent to the number or address authorized by the addressee).

25.3 In cases of urgency, the convocation may be made by letter to be sent by fax, telegram or electronic mail, with at least 1 (one) day’s notice.

25.4 The board is validly constituted with the presence of the majority of the directors in office and deliberates:

- with the affirmative vote of the absolute majority of the directors present;

- by the affirmative vote of the absolute majority of its members, if it is intended to establish assets for a specific business.

Directors who abstain or who have declared a conflict of interest are not counted for the purpose of calculating the majority.

In any case, in the event of a tie, the Chairman’s vote prevails, except in the case where the Board of Directors is composed of two members.

When the Board of Directors is composed of two members, both directors will fall from office if they do not agree on the possible removal of the managing director they had appointed, and a meeting must then be called for new appointments.

25.5 The Board of Directors may hold its meetings in audio/video conference or in audio conference only under the following conditions, which shall be noted in the relevant minutes:

(a) that the Chairman and the secretary of the meeting are present in the same place, who will provide for the formation and signing of the minutes, the meeting being deemed to have been held in said place,

(b) that it is permissible for the chairman of the meeting to ascertain the identity of those present, regulate the conduct of the meeting, and ascertain and proclaim the results of the vote;

(c) that it is allowed for the person taking the minutes to adequately perceive the events of the meeting being recorded;

(d) that those in attendance are allowed to participate in the discussion by simultaneous voting on the items on the agenda, as well as to view, receive or transmit documents.

25.6 A meeting of the board of directors is validly constituted, even in the absence of formal convocation, if all the directors in office and all the acting auditors are present.

25.7 Meetings of the board are chaired by the chairman or by the most senior director in terms of office or, subordinately, age.

25.8 Voting may not be given by proxy.

Article 26

Company Representation

26.1 Representation of the Company shall be vested in the sole director or the chairman of the board of directors.

26.2 Representation of the Society shall also be vested in the directors holding proxies from the board.

Proxies and proxies may be appointed for certain acts or categories of acts.

In any case, when the person appointed is not a member of the board of directors, the granting of the power to represent the Company is governed by the rules on power of attorney.

26.3 The representation of the Company in liquidation shall be vested in the liquidator or the chairman of the board of liquidators and any other members of the board of liquidators in the manner and within the limits established in the appointment.

Article 27

Remuneration of directors

27.1 Members of the board of directors shall be entitled to reimbursement of expenses incurred by reason of their office and a remuneration determined by the shareholders’ meeting at the time of their appointment.

Directors may also be granted a one-time or periodic fixed or variable emolument (including in proportion to the profits for the year), and a termination allowance may also be provided.

27.2 The remuneration of directors vested with the office of chairman, director or managing director shall be determined by the board of directors, after hearing the opinion of the board of auditors.

Article 28

Statutory Audit of the Company

28.1 The board of statutory auditors supervises compliance with the law and the articles of association, compliance with the principles of proper administration and, in particular, the adequacy of the administrative and accounting organizational structure adopted by the Company and its actual functioning.

Except in cases where the appointment of a statutory auditor or auditing firm is mandatory, the statutory audit may be assigned by resolution of the ordinary shareholders’ meeting and upon reasoned proposal of the Board of Statutory Auditors to a statutory auditor or auditing firm.

The shareholders’ meeting shall determine the fee payable to the statutory auditor or the statutory auditing firm for the entire term of the appointment and any criteria for adjusting such fee during the term of the appointment.

The term of the appointment is three fiscal years, expiring on the date of the shareholders’ meeting called to approve the financial statements for the third fiscal year of the appointment.

In the absence of a resolution, the statutory audit is carried out by the Board of Statutory Auditors.

28.2 The shareholders’ meeting elects the Board of Statutory Auditors, consisting of three acting auditors and two alternate auditors, appoints its chairman and determines the remuneration of those present for the entire term of office.

28.3 The auditors’ terms of office expire on the date of the shareholders’ meeting convened to approve the financial statements for the third year of their term of office. The termination of auditors due to expiration of the term shall take effect from the time when the board is reconstituted.

28.4 The board of auditors shall meet at least every 90 (ninety) days at the initiative of any one of the auditors. It is validly constituted with the presence of the majority of the auditors and passes resolutions with the favorable vote of the absolute majority of the auditors.

28.5 Meetings of the Board of Statutory Auditors may also be held in more than one place, whether contiguous or distant, audio and/or video connected, in a manner to be noted in the minutes.

Article 29

Financial statements and profits

29.1 The fiscal years shall close on December 31 (thirty- one) of each year.

29.2 The net profits resulting from the financial statements, minus at least 5% (five percent) to be allocated to the legal reserve until the latter has reached one-fifth of the share capital, shall be distributed among the shareholders in proportion to the shareholding held by each, unless the shareholders’ meeting resolves further allocations to extraordinary reserve funds.

Article 30

Dissolution and liquidation

30.1 The Company is dissolved for the causes provided by law.

30.2 In all cases of dissolution, the administrative body shall carry out the publicity fulfillments required by law within 30 (thirty) days from their occurrence.

Article 31

Applicable Provisions

31.1 For all matters not provided for in these Bylaws, reference shall be made to the provisions of the Civil Code and other relevant laws.